Exhibit 99.1

                   OIL STATES ANNOUNCES ORGANIZATIONAL CHANGES

    HOUSTON, May 22 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS), today announced several organization changes. The Company announced the appointment of Cindy B. Taylor as President and Chief Operating Officer. In her new role, she will continue to report to Douglas E. Swanson, Chief Executive Officer. In addition, the Company announced the promotions of Christopher E. Cragg to Senior Vice President -- Operations, Robert W. Hampton to Senior Vice President -- Accounting/Corporate Secretary and Bradley Dodson to Vice President -- Chief Financial Officer and Treasurer. John Shoaff will assume the role of President of Sooner, Inc., the Company's tubular services business. All of these organizational changes are effective immediately. (Photo: http://www.newscom.com/cgi-bin/prnh/20060522/DAM049 )

    Oil States also announced the election of Stephen A. Wells as the non-executive Chairman of the Board of Directors. Mr. Wells has served as a director of Oil States since 1996.

    Mrs. Taylor most recently served as Senior Vice President and CFO of Oil States. She joined Oil States in May 2000, shortly before the company went public in February 2001. Mrs. Taylor previously held executive positions with a public drilling company and various management positions in public accounting.

    Mr. Cragg most recently served as President of Sooner, Inc., a subsidiary of Oil States, and has held various executive positions with Oil States and its predecessors since 1999. Prior to joining Sooner, he served in management positions with an independent oil and gas company. In his new position, he will be responsible for the company's well site services operations in the United States in addition to leading the tubular services business.

    Mr. Hampton most recently served as Vice President -- Finance & Accounting with Oil States. He has held this position since joining the company and its predecessors in 1998. Prior to joining Oil States, he held executive level positions with offshore vessel operators and also held various management positions in public accounting.

    Mr. Dodson most recently served as Vice President -- Corporate Development with Oil States, a position that he held since joining the Company in 2000. Prior to joining Oil States, Mr. Dodson worked in both private equity and investment banking operations.

    John Shoaff most recently served as Vice President, Marketing and Alliances at Sooner, Inc. Mr. Shoaff joined Sooner in 1998 and has over 25 years of experience in the tubular services business.

    Douglas E. Swanson stated, "We are very pleased to announce these promotions within our organization, thereby creating additional growth opportunities for these individuals and for the company."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

SOURCE  Oil States International, Inc.
    -0-                             05/22/2006
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20060522/DAM049
             AP Archive:  http://photoarchive.ap.org
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             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.oilstatesintl.com /